Exhibit 99.1

Cellyan Biotechnology Co., Ltd

Room B1, 5/F., Well Town Industrial Building,

13 Ko Fai Road, Yau Tong, Kowloon

Hong Kong

June 02, 2026

Re: McLaughlin & Stern, LLP

Dear Sir/Madam,

We are lawyers qualified in the People’s Republic of China (the “PRC”, for the purpose of this opinion, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan Region) and are qualified to issue opinions on the PRC Laws.

We are acting as the PRC legal counsel to Cellyan Biotechnology Co., Ltd (the “Company”), a company incorporated in the Cayman Islands and listed on the Nasdaq Capital Market (“Nasdaq”), in connection with the registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission (the “Commission”). We understand that CELLYAN BIOTECHNOLOGY CO., LTD (the "Company"), a company incorporated under the laws of the Cayman Islands is filing a registration statement on Form F-3 (the "Registration Statement") with the United States Securities and Exchange Commission (the "SEC") in connection with the Offer and sale of up to an aggregate of $200,000,000 Class A ordinary shares of the Company .

In our examination of the Documents and for the purpose of rendering this opinion, we have assumed without further inquiry or investigation:

(1)	the truthfulness, accuracy, completeness and fairness of all the Documents, as well as the factual representations, warranties and statements contained in such Documents;

(2)	the genuineness of all the signatures, seals and chops, and the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3)	that the Documents which have been presented to us have not been revoked, amended, varied or supplemented up to the date of this Opinion, except as noted therein;

(4)	that the Company and the PRC Group Companies have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(5)	that all parties thereto, other than the PRC Group Companies, have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those Documents to which they are parties pursuant to the laws and regulations of the jurisdiction of its incorporation or organization, and have the requisite power and authority to perform their obligations thereunder; and

(6)	the due compliance with, and the legality, validity, effectiveness and enforceability of the Documents under, all laws other than the PRC Laws.

We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions on any laws other than the laws of the PRC and accordingly express no legal opinion herein on any laws of any jurisdiction other than the PRC.

Based on the foregoing and subject to the confirmations and qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1.	The following terms as used in this Opinion are defined as follows:

“CAC” means the Cyberspace Administration of China;

“CSRC” means the China Securities Regulatory Commission;

“Governmental Agencies” means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC;

“the Company” means Cellyan Biotechnology Co., Ltd and its subsidiaries;

“Securities Law” means the Securities Law of the People’s Republic of China which was amended on December 28, 2019, and became effective on March 1, 2020, by the Standing Committee of the National People's Congress

“Measures” means the Measures for Cybersecurity Review promulgated jointly by the Cyberspace Administration of China, National Development and Reform Commission, Ministry of Industry and Information Technology, The Ministry of Public Security, the Ministry of State Security, Ministry of Finance, Ministry of Commerce, People’s Bank of China, State Administration of Radio and Television, China Securities Regulatory Commission, State Secrecy Administration and State Cryptography Administration on December 28, 2021, which became effective on February 15, 2022;

“The Trial Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies promulgated by CSRC on February 17, 2023, which became effective on March 31, 2023;

“PRC Laws” means any and all officially published and publicly available laws, regulations, rules, and regulatory, administrative or other governmental measures, notices or circulars, and Supreme Court judicial interpretation of the PRC currently in force and publicly available in the PRC as of the date hereof:

“PRC Authorities”means any national, provincial, municipal or local governmental authority, agency or body in the PRC having jurisdiction over any of the PRC Group Companies;

“Prospectus” means the registration Statement Form F-3, including all amendments or supplements thereto, that forms part of the Registration Statement;

2.	Based on the foregoing and subject to the qualifications set out below, we are of the opinion that

(1)	Legal and Operational Risks of Operating in the PRC.

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. The Company will not be subject to cybersecurity review with the Cyberspace Administration of China, or the “ CAC, ” after the Cybersecurity Review Measures became effective on February 15, 2022, since the Company currently do not have over one million users’ personal information and do not anticipate that the Company will be collecting over one million users ’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures. We do not believe that the Company is directly subject to these regulatory actions or statements, as they have not implemented any monopolistic behavior and their business does not involve the collection of user data or implicate cybersecurity. As of the date hereof, no relevant laws or regulations in the PRC explicitly require the Company to seek approval from the China Securities Regulatory Commission, or the CSRC, or any other PRC governmental authorities for future offerings, nor has our Nevada holding company or any of our subsidiaries received any inquiry, notice, warning or sanctions regarding previous offerings from the CSRC or any other PRC governmental authorities.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, which were made available to the public on July 6, 2021. The Opinions on Strictly Cracking Down on Illegal Securities Activities emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law. As of the date hereof, no official guidance or related implementation rules have been issued. As a result, the Opinions on Strictly Cracking Down on Illegal Securities Activities remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities. We believe that no relevant laws or regulations in the PRC explicitly require the Company to seek approval from the CSRC for our overseas listing plan. As of the date of this registration statement, the Company have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities.

As of the date of this prospectus, the Company and its PRC subsidiaries have obtained the requisite licenses and permits from the PRC government authorities that are material for the business operations of our PRC subsidiaries. In addition, as of the date of this prospectus, the Company and its PRC subsidiaries are not required to obtain approval or permission from the CSRC or the CAC or any other entity that is required to approve our PRC subsidiaries’ operations or required for us to offer securities to foreign investors under any currently effective PRC laws, regulations, and regulatory rules.

(2)	Business and License.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies. As of the date hereof, the Company has not received any inquiry, notice, warning, or sanctions from PRC government authorities in connection with the Opinions. As of the date of this prospectus, the Company and its PRC subsidiaries have obtain the requisite licenses and permits from the PRC government authorities that are material for the business operations of our PRC subsidiaries. In addition, as of the date of this prospectus, the Company and its PRC subsidiaries are not required to obtain approval or permission from the CSRC or the CAC or any other entity that is required to approve our PRC subsidiaries’ operations or required for us to offer securities to foreign investors under any currently effective PRC laws, regulations, and regulatory rules.

As of the date hereof, except for the business licenses mentioned here, Cellyan Biotechnology Co., Ltd and our PRC subsidiaries are not required to obtain any other permissions or approvals from any Chinese authorities to operate the business. However, applicable laws and regulations may be tightened, and new laws or regulations may be introduced to impose additional government approval, license, and permit requirements. As of the date hereof, no official guidance or related implementation rules have been issued. As a result, the Opinions on Strictly Cracking Down on Illegal Securities Activities remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities.

(3)	PRC Regulatory Permissions.

The business license is a permit issued by Administration for Market Regulation that allows the company to conduct specific business within the government’s geographical jurisdiction. Each of our PRC subsidiaries has received its business license. As of the date hereof, except for the business licenses mentioned here, Cellyan Biotechnology Co., Ltd and our PRC subsidiaries are not required to obtain any other permissions or approvals from any Chinese authorities to operate the business. However, applicable laws and regulations may be tightened, and new laws or regulations may be introduced to impose additional government approval, license, and permit requirements.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, which were made available to the public on July 6, 2021. The Opinions on Strictly Cracking Down on Illegal Securities Activities emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law. As of the date hereof, no official guidance or related implementation rules have been issued. As a result, the Opinions on Strictly Cracking Down on Illegal Securities Activities remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities.

In addition, we believe that no relevant laws or regulations in the PRC explicitly require the Company to seek approval from the CSRC for their overseas listing plan. As of the date of this prospectus, the Company and its PRC subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities.

As of the date hereof, the Company and its PRC subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied.

3.	This opinion is subject to the following qualifications:

(1)	This opinion is subject to, in so far as it relates to the validity and enpreeability of a contract, (i) applicable bankruptcy, insolvency, frauduleent transfer, reorganization, moratorium or similar laws in the PRC affeecting creditors' rights generally; (ii) possible judicial, arbitral or administrative actions or any PRC Law affecting creditors' rights; (iii) certain equitable, legal or statutory principles acting the validity and enforceability of contractual rights generally undder the concepts of public interest, interest of the state, national security, reasonableness, good faith and fair dealing,applicable statutes of limitation; (iv) any circumstance in connection witmulation, execution or performance of any legal documents that would be deeemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions ther(v) any possible judicial discretion, discretion of arbitration tribunal oative action affecting creditors' rights or with respect to the availabilifications remedies, defenses or injunctive relief, the calculation of damages, theentitlement of attorneys' fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

(2)	This opinion is subject to the discretion of any competent PRC legislative, administrative, judicial or arbitration tribunals in exercising their authority to change any PRC Laws or the implementation, interpretation or application thereof in any form.

(3)	This opinion relates only to PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of PRC Laws, or the interpretation thereof or implementation thereof, will not be changed, amended, revoked or replaced in the immediate future or in the longer term with or without retrospective effect.

(4)	This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole regarding the same subject matter and no part should be extracted and referred to independently.

Consent

This opinion is delivered by us in our capacity as the Company’s PRC legal advisers solely for the purpose of and in connection with the Registration Statement publicly submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent, except as required by the applicable law or by the SEC or any regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

(Signature page)

Yours faithfully,

/s/ Guangdong Jishi Furen Law Firm
Guangdong JishiFuren Law Firm

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